EXHIBIT 23.1


                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-84410) of Buckeye Technologies Inc. and in the related Prospectus of our report dated August 2, 2002 (except for the ninth paragraph of Note 8 and the second paragraph of Note 21, as to which the date is September 3, 2002 and the first paragraph of Note 21, as to which the date is August 20, 2002), with respect to the consolidated financial statements and schedule of Buckeye Technologies Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2002.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, Numbers 33-80865, 33-80867, 33-33621, 33-61373, and 33-61371)
pertaining to the Buckeye Retirement Plus Savings Plan, the Buckeye Retirement Plan, the Alpha Cellulose Cash Option Thrift Plan, the Restricted Stock Plan, and the Merfin Systems 401(K) Profit Sharing Plan, of our report dated August 2, 2002 (except for the ninth paragraph of Note 8 and the second paragraph of Note 21, as to which the date is September 3, 2002 and the first paragraph of Note 21, as to which the date is August 20, 2002), with respect to the consolidated financial statements and schedule of Buckeye Technologies Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2002.

                              /s/ Ernst & Young LLP

Memphis, Tennessee
September 19, 2002